Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102385 and 333-100656 on Forms S-8 and Registration Statement Nos. 333-114749 and 333-140713 on Form S-3 of our reports dated March 20, 2007 (June 5, 2007 as to the effects of the restatement discussed in Note 18), relating to the financial statements and financial statement schedule of Dick’s Sporting Goods, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 29, 2006, and the Company’s restatement of the consolidated statements of cash flows as discussed in Note 18), and our report dated March 20, 2007 (June 5, 2007 as to the effect of the material weakness discussed in Report of Management on Internal Control Over Financial Reporting (as revised)) relating to the effectiveness of the Company’s internal control over financial reporting as of February 3, 2007 (which report expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting), appearing in this Annual Report on Form 10-K/A of Dick’s Sporting Goods, Inc. and subsidiaries for the fiscal year ended February 3, 2007.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
June 5, 2007

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